Exhibit 107

CALCULATION OF FILING FEE TABLES

SCHEDULE 14A
(Form Type)

AEROJET ROCKETDYNE HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	$5,057,129,910 (1)	0.00011020	$557,296 (2)
Fees Previously Paid	$0		$0
Total Transaction Value	$5,057,129,910
Total Fees Due for Filing			$557,296
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fee Due			$557,296

(1)
Aggregate number of securities to which the transaction applies:

As of January 23, 2023, the maximum number of shares of common stock to which this transaction applies is estimated to be 87,191,895, which consists of (a) 80,716,388 shares of common stock entitled to receive the per share merger consideration of $58.00; (b) 1,052,426 shares of common stock subject to issuance pursuant to Company RSU Awards under Company Equity Plans, which may be entitled to receive the per share merger consideration of $58.00; (c) 166,243 shares of common stock subject to issuance pursuant to Company Restricted Stock Awards under Company Equity Plans, which may be entitled to receive the per share merger consideration of $58.00; (d) 519,422 Company SARs granted and outstanding under Company Equity Plans, which may be entitled to receive the per share merger consideration of $58.00; (e) 4,736,763 shares of common stock reserved for future issuance pursuant to Company Equity Awards not yet granted under the Company Equity Plans, which may be entitled to receive the per share merger consideration of $58.00; and (f) 653 phantom shares of common stock credited to accounts under and pursuant to the Company’s Deferred Bonus Plan, which may be entitled to receive the per share merger consideration of $58.00.

(2)
Estimated solely for the purposes of calculating the filing fee, the underlying value of the transaction was calculated based on the product of 87,191,895 shares of common stock and the per share merger consideration of $58.00. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.00011020.